UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
December 5, 2023
Date of Report (Date of earliest event reported)
UPLAND SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36720	27-2992077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
401 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)

(512) 960-1010
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPLD	The Nasdaq Global Market
Preferred Stock Purchase Rights	-	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                              ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following changes were made to the Board of Directors (the “Board”) and the executive team of Upland Software, Inc. (the “Company”), as noted below:
Director Resignation
On December 5, 2023, director Joe Ross notified the Company of his resignation as a member of the Board, effective January 1, 2024. Mr. Ross was a Class II director and served as a member of the Nominating and Corporate Governance Committee of the Board. Mr. Ross’ decision was not the result of any disagreement with the Company or the Board. The Company thanks Mr. Ross for his service on the Board since 2017.
Director Appointment
On December 5, 2023, the Board appointed Tim Mattox to the Board as a Class II director, effective January 1, 2024, to fill the vacancy created by Mr. Ross’ resignation. Since April 2021, Mr. Mattox has served as a strategic advisor to the Company. Mr. Mattox was previously the President and Chief Operating Officer of the Company from February 2015 to April 2021. Prior to holding both roles, Mr. Mattox served as Chief Operating Officer since July 2014. Before joining the Company, Mr. Mattox was at Dell, Inc. for approximately 15 years, holding executive roles in strategy, operations and marketing. He ran worldwide enterprise product management and drove Dell's global enterprise product performance. Mr. Mattox also ran Dell's corporate strategy, reporting to the CEO for two years as part of the executive leadership team, as well as led worldwide product marketing for all of Dell's desktops, notebooks and workstations for both the corporate and consumer market. Prior to Dell, Mr. Mattox worked for Bain & Company and Oracle Corporation. Mr. Mattox holds BS/MS degrees in electrical engineering and computer science from MIT and an MBA from Stanford's Graduate School of Business.

There is no arrangement or understanding with any person pursuant to which Mr. Mattox was appointed as a member of the Board. There are also no family relationships between Mr. Mattox and any director or executive officer of the Company. In his role as a strategic advisor to the Company, Mr. Mattox has received approximately $280,000 in compensation, inclusive of the grant date fair value of equity awards, since January 1, 2022. As of January 1, 2024 he will no longer be compensated as a strategic advisor and will only receive his board compensation. As a result of his prior service to the Company, Mr. Mattox does not meet the requirements to be deemed an independent director under Nasdaq rules and will not serve on any committees of the board. David May will replace Mr. Ross on the Company’s Nominating and Corporate Governance Committee effective January 1, 2024.

In accordance with the Company’s existing compensation policy for non-employee directors, Mr. Mattox is entitled to cash and equity compensation for service on the Board. The Company also intends to enter into its standard form of indemnification agreement with Mr. Mattox. A form of the indemnification agreement was previously filed by the Company as Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-198574), filed with the Securities and Exchange Commission on October 27, 2014, as subsequently amended.
Resignation of Chief Operating Officer
On December 7, 2023, Chief Operating Officer Paul Miller notified the Company of his resignation effective January 31, 2024 to pursue other opportunities. Mr. Miller’s decision was not the result of any disagreement with the Company. The Company thanks Mr. Miller for his service.
Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UPLAND SOFTWARE, INC.

By:	/s/ Michael D. Hill
Michael D. Hill Chief Financial Officer
Date: December 8, 2023